Exhibit 10.1

ALI SALEHPOUR SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between Ali Salehpour (“Executive”) and Applied Materials, Inc. (the “Company”) (jointly referred to as the “Parties” and each individually referred to as a “Party”).

RECITALS

WHEREAS, Executive has been employed by the Company as its Senior Vice President, Services, Display and Flexible Technology and, as of September 1, 2022, has transitioned to the role of Advisor to the Company’s President and Chief Executive Officer (the “CEO”);

WHEREAS, Executive signed the standard Employee Agreement with the Company dated November 29, 2012 (the “Employee Agreement”);

WHEREAS, Executive entered into an offer letter with the Company dated as of November 12, 2012 (the “Offer Letter”);

WHEREAS, Executive and the Company have determined that Executive’s employment with the Company will terminate effective on January 6, 2023 (the “Planned Termination Date” and Executive’s actual date of employment termination, being the “Termination Date”);

WHEREAS, Executive holds both stock-settled time-based and performance-based equity awards (the “Equity Awards”) granted under, and subject to the terms and conditions of the Company’s Employee Stock Incentive Plan (the “Plan”) and the related equity award agreements (collectively with the Plan, the “Stock Agreements”);

WHEREAS, the Company wishes to enter into this Agreement with Executive to receive assurance of Executive’s continued service through the Planned Termination Date under the terms and conditions set forth in this Agreement;

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Executive may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of, or in any way related to Executive’s employment with, or separation from, the Company; and

WHEREAS, the Parties each have been represented in the preparation and negotiation of this Agreement by legal counsel of their own choosing;

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

COVENANTS

1. Consideration; Transition Period.

a. Continuing Employment. The Company will continue to employ Executive as Advisor to the Company’s CEO up to and including the Termination Date, and will continue to pay Executive his base salary as in effect as of the Effective Date (as defined below) in accordance with the Company’s regular payroll practices up to and including the Termination Date. Executive’s period of employment up to and including the Termination Date under this Agreement is the “Transition Period.” During the Transition Period, Executive will perform the reasonable duties that are assigned to him by the Company’s CEO or the CEO’s designee and that are based on Executive’s experience as a senior executive of the Company, including (but without limitation) to advise the CEO on matters reasonably requested by the CEO or the CEO’s designee and effectuate a smooth and orderly transition of Executive’s roles, responsibilities and knowledge. Executive understands that as the Transition Period progresses, Executive’s role may diminish commensurately, and Executive will continue to provide services through the Transition Period as assigned by the CEO or the CEO’s designee and that are based on Executive’s experience as a senior executive of the Company. Executive will provide his employment services remotely, but will attend meetings at the Company’s Santa Clara campus from time to time if and as reasonably requested by the CEO or the CEO’s designee, and subject to reasonable business travel consistent with past practice. During the Transition Period, Executive will continue to comply with his Employee Agreement as well as all other Company policies provided or made available to Executive in writing. The Company may not terminate Executive’s employment prior to the Planned Termination Date except for Cause (as defined below), and Executive may terminate Executive’s employment with the Company prior to the Planned Termination Date for any reason or no reason. As of the Termination Date, Executive will cease to be subject to the pre-clearance requirements under the Company’s insider trading policy. Further, as of the September 1, 2022, the Company ceased to consider Executive to be an “officer” for purposes of Section 16 under the Securities Exchange Act of 1934, as amended; it being understood that the Company’s determination in this regard is not binding on any court of competent jurisdiction, the Securities and Exchange Commission (the “SEC”) or any other person (excluding the Company) and the Company may change its determination if required to do so by any such court, the SEC or other person with authority over the Company.

b. Salary and Benefits During the Transition Period.

i. Salary. During the Transition Period, the Company will continue to pay Executive his base salary (of $655,000 per year) in accordance with the Company’s regular payroll practices.

ii. Benefits. During the Transition Period, except as otherwise provided by this Agreement, Executive will continue to be eligible to participate in all employee benefits and programs (subject to the terms of the plan or program), including the Company’s health insurance plan.

iii. Equity. Except as provided by the following sentence, Executive will continue to vest in Executive’s outstanding Equity Awards on the same terms, schedule and conditions as set forth in the Stock Agreements governing such Equity Awards. The Parties agree that for purposes of the Stock Agreements, if Executive’s termination of employment occurs on or after the Planned Termination Date for any reason, such termination will be deemed to be a voluntary resignation and therefore, Executive’s outstanding Equity Awards will remain eligible to vest to the extent provided in the “Retirement” provisions of the Stock Agreements governing such awards (the vesting under such provisions, the “Retirement Acceleration”). Notwithstanding any contrary provision of this Agreement or the Stock Agreements, as of the Effective Date, Executive agrees to permanently forfeit the portion of all Equity Awards that have not yet vested and that will no longer be eligible to vest as a result of continued employment through the Planned Termination Date and/or performance achievement only for performance periods ending on or before the Planned Termination Date or as a result of the Retirement Acceleration (understanding that the portion of the Equity Awards that will vest as a result of the Retirement Acceleration may not be known until the Termination Date or, with respect to Equity Awards subject to performance-based vesting, following the end of the applicable performance period). The foregoing acts as and is an amendment to the impacted Equity Awards and, except as amended hereby, such Equity Awards remain subject to and governed by the terms of the applicable Stock Agreements, including the vesting requirements, whether service and/or performance-based.

iv. Fiscal Year 2022 Bonus. If Executive remains employed by the Company through October 30, 2022 (the last day of the Company’s Fiscal Year 2022) or Executive’s employment is terminated on account of Executive’s death or Disability, Executive will remain eligible to receive a Fiscal Year 2022 bonus under the Company’s Senior Executive Bonus Plan (the “SEBP”) in accordance with its terms. Any bonus payable under the SEBP will be payable at the time(s) provided under, and in accordance with the terms of, the SEBP. Management will recommend to the Committee (as defined in the SEBP) that, subject to funding of the bonus pool based on achievement of applicable Company performance goals as provided under the SEBP, and Executive performing the transition services in good faith, Executive be awarded a bonus under the SEBP assuming a 1.0 multiplier (or actual multiplier if greater than 1.0) for his individual performance goals. However, Executive acknowledges and agrees that pursuant to the terms of the SEBP, the Committee retains discretion to determine the amount of any bonuses under the SEBP in accordance with its terms. Executive will not be eligible for any bonus or incentive payment other than as described in this Section 1.b.iv.

v. Fiscal Year 2023 Bonus. Executive acknowledges that he will not be eligible for any Fiscal Year 2023 bonus under the SEBP or otherwise.

vi. Deferred Compensation. Executive is a participant in the Company’s 2016 Deferred Compensation Plan (the “DCP”) and shall continue to be a participant in the DCP through the Termination Date subject to the terms and conditions, including eligibility requirements, of the DCP. As of the close of business on June 30, 2022, Executive’s notional account under the DCP had a balance of $7,208,944.81, which balance is subject to change in accordance with the terms of the DCP. Executive was a participant in the Company’s DCP when it was known as the 2005 Executive Deferred Compensation Plan (the “Frozen DC Plan”). As of the close of business on June 30, 2022, Executive’s notional account under the Frozen DC Plan, which is retained as a separate account under the DCP, had a balance of $315,859.64, which balance is subject to change in accordance with the terms of the Frozen DC Plan. Executive shall be entitled to receive payments from the DCP and the Frozen DC Plan, respectively, for such balances in accordance with the terms of the DCP or the Frozen DC Plan, as applicable, and in a manner intended to comply with Section 409A.

c. Benefits. Executive’s health insurance benefits will cease on the last day of the month in which his Termination Date occurs, subject to Executive’s right to continue his health insurance benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Except as otherwise provided in this Agreement, Executive’s participation in all benefits and incidents of employment, including, but not limited to, the accrual of bonuses, and vesting (including, but not limited to, vesting of equity awards), will cease as of the Termination Date.

d. Termination Date Payments. Upon the Termination Date, the Company shall then pay Executive for all accrued unpaid salary, and properly accrued and documented business expenses submitted by Executive on or prior to the Termination Date and approved in accordance with the Company’s business expense reimbursement policy.

2. Consideration for Supplemental Release.

a. Severance Payments and Benefits. If Executive meets the Release Requirements and otherwise complies with this Agreement:

i. The Company will pay to Executive a total of $655,000 (the “Severance Payment”) as cash severance, less applicable payroll tax and other required withholdings. The Severance Payment will be paid to Executive, subject to Section 27 below, in a lump sum on the one (1)-year anniversary of the Termination Date, payable less applicable payroll taxes and other required withholdings. Notwithstanding the foregoing, if Executive engages in a Disqualifying Activity (as defined in Section 13 below) or breaches the continuing obligations in the Employee Agreement or Sections 4, 9, 10 or 13 below during the period from his Termination Date through and including the one (1)-year anniversary of the Termination Date (the “Disqualifying Activity Period”), if it is not yet paid, the obligation to pay to Executive any and all portions of the Severance Payment not yet paid to Executive will immediately cease and no further payments of the Severance Payment will be paid; and if any portion of the Severance Payment that has already been paid, Executive will be obligated to repay such portion of the Severance Payment in full.

ii. The Company will pay to Executive an additional lump sum equal to (a) eighteen (18) multiplied by, (b) the monthly premium cost for health care continuation under COBRA for Executive and Executive’s eligible dependents, as such premium cost is assessed as of immediately prior to the Termination Date for the health care coverage in which Executive and his eligible dependents are enrolled as of immediately prior to the Termination Date (the “COBRA Payment”). The COBRA Payment will be paid to Executive, subject to Section 27 below, on the date that is six (6) months and one (1) day following the Termination Date, payable less applicable payroll taxes and other required withholdings. This amount represents approximately eighteen (18) months of health benefits costs and will be paid regardless of whether Executive elects COBRA.

iii. For one year following the Termination Date, the Company will continue to designate Executive with Global Service status under the Company’s arrangement with United Airlines.

b. Resignation; Termination for Cause. Executive acknowledges and agrees that if Executive’s employment is terminated prior to the Planned Termination Date by the Company for Cause or by Executive for any reason other than on account of Executive’s death or Disability as provided in this Agreement, Executive will not be entitled to receive any severance or other benefits (including continued vesting) except for those (if any) as may then be established under the Company’s then-existing benefits plans and practices or pursuant to other then-effective written agreements with the Company (including under the applicable Stock Agreements).

3. Payment of Compensation. Executive acknowledges and represents that, other than the consideration set forth in this Agreement, any rights to receive base salary wages earned between the last payroll date prior to the Effective Date and the Termination Date, any rights to reimbursement of reasonable business expenses, and other than Executive’s continuing rights pursuant to the terms of the Stock Agreements, as modified hereby (including with respect to the eligibility for the Retirement Acceleration), the Company has paid or provided all salary, wages, bonuses, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, restricted stock units, performance shares and other equity-based awards, vesting, and any and all other benefits and compensation due to Executive through the date hereof.

4. Release of Claims. Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company and its current and former officers, directors, executives, employees, agents, investors in their capacities as owners of the Company, attorneys, shareholders in their capacities as owners of the Company, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, “Releasees”). With the exception of any rights or claims Executive may have under the California Fair Employment and Housing Act (the “FEHA”), , Executive, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date Executive signs this Agreement, including, without limitation:

a. any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship, including claims under the Offer Letter or other agreement with the Company;

b. without modifying or waiving Executive’s continuing rights pursuant to the Stock Agreements, any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c. any and all claims for wrongful discharge of employment; constructive discharge; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d. any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the Immigration Reform and Control Act; the National Labor Relations Act; the California Family Rights Act; the California Labor Code; the California Workers’ Compensation Act; the Unruh Civil Rights Act; the California Equal Pay Law; the California Unfair Business Practices Act; and the California Worker Adjustment and Retraining Notification Act;

e. any and all claims for violation of the federal or any state constitution;

f. any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g. any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and

h. any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this Section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement, any rights to receive base salary wages earned between the last payroll date prior to the Effective Date and the Termination Date, health, disability or life insurance benefits payable in accordance with the Company’s benefit plans (to the extent Executive is eligible), or any rights with respect to director and officer indemnification pursuant to the Certificate of Incorporation and/or bylaws of the Company and all written agreements for indemnification, exculpation of liability or advancement of expenses, in effect as of the Effective Date between the Company and any of its current or former directors and officers, as well as any such indemnification or contribution rights afforded to Executive under applicable state or federal statute. This release does not release claims that cannot be released as a matter of law, including any Protected Activity (as defined below). Executive represents that he has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section. For the avoidance of doubt, Executive will remain as an insured on the director and officer liability insurance policy currently maintained by the Company, or as may be maintained by the Company from time to time.

5. Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement; (b) he has twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following his execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the twenty-one (21)-day period identified above, Executive hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Executive acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Agreement on the Company’s behalf that is received prior to the Effective Date. The Parties agree that changes, whether material or immaterial, do not restart the running of the twenty-one (21)-day period.

6. California Civil Code Section 1542. Executive acknowledges that Executive has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Executive, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.

7. No Pending or Future Lawsuits; Representations. Executive represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Executive also represents that as of the date he signs this Agreement, Executive does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the other Releasees. Executive hereby confirms to the Company that he has complied and will continue to comply with all obligations under his Employee Agreement and all applicable NDAs, has complied and will continue to comply with all responsibilities and fiduciary duties, and has maintained and provided, and will continue to maintain and provide, adequate protections for the Company’s intellectual property, trade secrets, and confidential information. The Company represents that it has no lawsuits, claims, or actions pending in its name, or on behalf of any other person or entity, against Executive. The Company also represents that as of the date it signs this Agreement that it does not intend to bring any claims against Executive.

8. Trade Secrets and Confidential Information. Executive acknowledges that, separate from this Agreement, Executive remains under continuing obligations to the Company under the Employee Agreement, including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information.

9. No Cooperation. Subject to Section 28 governing Protected Activity, Executive agrees that he will not knowingly encourage, advise, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or upon written request from an administrative agency or the legislature or as related directly to the ADEA waiver in this Agreement and the Supplemental Release. Executive agrees both to immediately notify the Company upon receipt of any such subpoena or court order or written request from an administrative agency or the legislature, and to furnish, within ten (10) business days of its receipt, a copy of such subpoena or other court order or written request from an administrative agency or the legislature. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Executive shall state no more than that he cannot provide counsel or assistance.

10. Non-Disparagement. Subject to Section 28 governing Protected Activity, Executive agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and business relationships of any of the Releasees. The Company will instruct Gary Dickerson, Brice Hill, Teri Little, Om Nalamasu, Prabu Raja, Susan Schmitt, and Keith Wells not to disparage, defame, libel, or slander Executive for so long as such individuals remain employed by the Company; provided, however, that both Executive and the Company may respond accurately and fully to any question, inquiry or request for information when required by legal or regulatory process. Executive will direct any inquiries by potential future employers to Susan Schmitt, the Company’s Group Vice President of Human Resources (or any successor), who will use her best efforts to provide only the Executive’s last position (of Senior Vice President, Services, Displays and Flexible Technology) and dates of employment and will state that it is the Company’s policy to only provide that information about former employees. The Company agrees that Executive will be given a reasonable opportunity to provide input on any publicly-distributed communication regarding Executive’s departure from the Company prior to publication or release of such communication, and the Company will consider such input in good faith.

11. Breach. In addition to the rights provided in the “Attorneys’ Fees” Section below, Executive acknowledges and agrees that any material breach of this Agreement by Executive (including Sections 4, 9, 10 and 13) or his Employee Agreement will entitle the Company immediately recover and/or to cease providing the Severance Payment and the COBRA Payment. Legal action by Executive in good faith challenging or seeking a determination of the validity of the Executive’s release of claims under the ADEA will not constitute a material breach of the Agreement or the Supplemental Release. In the event of any other breach of this Agreement, the aggrieved Party will be entitled to all remedies provided by applicable law.

12. No Admission of Liability. Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Executive. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Executive or to any third party.

13. Disqualifying Activities. During the Disqualifying Activity Period, the following are “Disqualifying Activities”: working as an employee, officer, director, consultant, contractor, advisor, or agent for any of the entities, or any of their parent entities, subsidiaries or affiliates, listed on Appendix B of this Agreement without the prior express written permission of the CEO.

14. Definitions.

a. Cause. For purposes of this Agreement, “Cause” means (i) Executive’s failure to reasonably perform the duties assigned to him by the CEO, provided that Executive will receive one written notice of such failure and have one period of ten (10) business days following the written notice in which to cure such failure, it being understood and agreed that Executive will not be entitled to any notice or cure period for any failure under this clause (i) that occurs or continues subsequent to the expiration of the one cure period referenced herein (ii) Executive’s act of personal dishonesty in connection with his responsibilities as an employee and intended to result in Executive’s substantial personal enrichment, (iii) Executive being convicted of, or pleading no contest or guilty to, (A) a misdemeanor that has had or will have a detrimental effect on the Company, or (B) any felony, (iv) Executive’s willful act that constitutes gross misconduct, or (v) Executive’s violation of any Company employment policy or standard of conduct that has been provided or made available to Executive in writing, provided that Executive will receive one written notice of any act that constitutes a violation of any Company employment policy or standard of conduct that has been provided or made available to Executive in writing and, if the act is curable, Executive will have one period of ten (10) business days following the written notice in which to cure such violation, it being understood and agreed that Executive will not be entitled to any notice or cure period for any violation under this clause (v) that occurs or continues subsequent to the expiration of the one cure period referenced herein, and under no circumstance will Executive be entitled to any cure period for a violation that is not curable.

b. Deferred Compensation Separation Benefits. For the purposes of this Agreement, “Deferred Compensation Separation Benefits” means any severance pay or benefits to be paid or provided to Executive (or Executive’s estate or beneficiaries) pursuant to this Agreement and any other severance payments or separation benefits payable to Executive (or Executive’s estate or beneficiaries), that in each case, when considered together, are considered deferred compensation under Section 409A.

c. Disability. For purposes of this Agreement, “Disability” shall be interpreted consistent with the requirements of Section 409A and shall mean that Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company. The Board the Human Resources and Compensation Committee of the Board or their respective delegates will determine in good faith whether or not Executive has incurred a Disability based on such evidence as it deems necessary or appropriate. Notwithstanding the foregoing, Executive will be deemed to qualify for Disability hereunder if he has been determined to be totally disabled by the Social Security Administration.

d. Release Requirements. For the purposes of this Agreement, “Release Requirements” means, collectively, the following requirements: (i) Executive remains employed through the Planned Termination Date or Executive’s employment is terminated as a result of Executive’s death or Disability; (ii) Executive executes this Agreement within 21 days of receiving this Agreement, and does not revoke his execution of this Agreement within seven (7) days thereafter; (iii) Executive does not materially breach this Agreement or breach the Employee Agreement; and (iv) not earlier than the Planned Termination Date, and not later than 21 days after the Planned Termination Date, Executive executes (or, in the event of Executive’s death, the executor of Executive’s estate executes) and provides to the Company, and within seven (7) days thereafter does not revoke his execution of, a Supplemental Release of Claims (the “Supplemental Release”) in the form set forth as Appendix A to this Agreement. A copy of the Supplemental Release will be re-delivered to Executive (electronically through email, DocuSign or otherwise) on or around the Termination Date.

e. Section 409A. For the purposes of this Agreement, “Section 409A” means, collectively, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations and guidance promulgated thereunder and any applicable state law equivalent, as each may be amended or promulgated from time to time.

15. Costs. The Parties will bear its own costs, attorneys’ fees, and other fees incurred in connection with the preparation, negotiation and execution of this Agreement.

16. Arbitration. Except to the extent applicable law prohibits such claims from being submitted to mandatory arbitration, any dispute arising from or relating to this Agreement, their interpretation, Executive’s employment with the Company or the terms thereof, or any of the matters herein released, shall be subject to arbitration under the Federal Arbitration Act (the “FAA”) and that the FAA shall govern and apply to this Agreement with full force and effect; however, without limiting any provisions of the FAA, a motion or petition or action to compel arbitration may also be brought in state court under the procedural provisions of such state’s laws relating to motions or petitions or actions to compel arbitration. Executive agrees that, to the fullest extent permitted by law, Executive may bring any such arbitration proceeding only in Executive’s individual capacity. Any arbitration shall occur in Santa Clara County, California, United States, in accordance with the Employment Arbitration Rules & Procedures (“JAMS Rules”) of the

Judicial Arbitration and Mediation Services, Inc. (“JAMS”) then in effect, by one arbitrator who shall be selected from a list of arbitrators provided by JAMS and in accordance with the JAMS Rules. The arbitrator shall have the authority to grant injunctive relief and specific performance. The Parties shall pay an equal share of the fees and costs of arbitration (including arbitrator fees, filing fees, administrative fees, and all other fees and costs related to the arbitration). The arbitrator may award the prevailing Party in the arbitration an award of its reasonable attorneys’ fees, expert witness fees, and costs incurred in connection therewith. Judgment upon the award so rendered may be entered and enforced in the United States federal courts located in the Northern District of California or, if jurisdiction is not proper in such federal courts, California Superior Court in the County of Santa Clara. This Agreement shall be deemed to have been made in, and shall be construed pursuant to the laws of California, including with respect to substantive and procedural laws, without regard to conflicts of law provisions thereof. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. This Section will not prevent either Party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to this Agreement and the agreements incorporated herein by reference. Should any term of this Section conflict with any other agreement between the Parties, the Parties agree that this Section shall govern.

17. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Executive or made on his behalf under the terms of this Agreement. Executive agrees and understands that he is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company, other than the portion representing employer Social Security and unemployment taxes, and any penalties, assessments or other costs related to such taxes (including but not limited to under Section 409A), and that any and all payments and benefits hereunder are subject to applicable tax withholdings and other required withholdings. Executive further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Executive’s failure to pay or the Company’s failure to withhold, or Executive’s delayed payment of, federal or state taxes, but explicitly not including (i) the portion representing employer Social Security and unemployment taxes or (ii) penalties or interest imposed on the Company as a result of its failure to withhold, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

18. Authority. The Company represents and warrants that the CEO has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Executive represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

19. No Representations. Executive represents that he has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

20. Severability. In the event that any provision or any portion of any provision hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision or portion of provision, except that if Sections 2.a, 4 or 13 of this Agreement or the Supplemental Release when executed are held to be illegal, unenforceable or void as a result of legal action initiated by Executive or a defense raised by Executive in response to legal action initiated by the Company, then at its election the Company may cease making any cash severance payments to Executive and recover from Executive any cash severance payments already made.

21. Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the ADEA waiver in this Agreement and the Supplemental Release, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party will be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action, to the extent not prohibited under applicable law.

22. Entire Agreement. This Agreement, the Employee Agreement, the Stock Agreements, the DCP and the Supplemental Release when executed represent the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive’s employment during the Transition Period and termination with the Company and the events leading thereto and associated therewith, and supersede and replace any and all prior agreements and understandings concerning the subject matter of this Agreement and Executive’s relationship with and separation from the Company. To the extent that there is any conflict or inconsistency between this Agreement and the Employee Agreement, this Agreement will govern.

23. No Oral Modification. This Agreement may be amended only in a writing signed by Executive and the CEO.

24. Governing Law. This Agreement will be governed by the laws of the State of California, without regard to choice-of-law provisions.

25. Effective Date. Executive understands that this Agreement will be null and void if not executed by Executive within twenty-one (21) days after his receipt of this Agreement (such period, the “Review Period”). For purposes of this Agreement and for determining the last day of Review Period, the Parties hereto agree that Executive will be treated as having initially received this Agreement on September 1, 2022 and the Review Period will end at 10:00 pm PST on September 22, 2022. Executive has seven (7) days after he signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Executive signed this Agreement, so long as it has been signed by the Parties and has not been revoked by Executive before that date (the “Effective Date”).

26. Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

27. Internal Revenue Code Section 409A.

a. Notwithstanding anything to the contrary in this Agreement, no Deferred Compensation Separation Benefits will become payable under this Agreement until Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A. Further, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (other than due to death), then if and to the extent necessary to avoid subjecting Executive to an additional tax under Section 409A, any Deferred Compensation Separation Payments that are otherwise payable within the first six (6) months following Executive’s separation from service will be paid on the date that is six (6) months and one (1) day following the date of Executive’s separation of service. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following his separation from service but prior to the six (6) month anniversary of his separation from service, then any payments delayed in accordance with this Section 27.a will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. See Section 17 of this Agreement regarding Executive’s responsibility for the payment of taxes.

b. Executive and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions that are appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A. Notwithstanding any contrary provision of this Agreement, in no event will the Company have any liability or obligation to reimburse, indemnify, or hold harmless Executive (or Executive’s estate or beneficiaries or any other person) for any taxes, costs or liabilities that may be imposed on or incurred by Executive (or Executive’s estate or beneficiaries or any other person) as a result of Section 409A or any provision of the Code. The provisions of this Agreement are intended to comply with or be exempt from the requirements of Section 409A so that none of the Severance Payment, the COBRA Payment or other payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to so comply or be exempt.

28. Protected Activity Not Prohibited. Executive understands that nothing in this Agreement shall in any way limit or prohibit Executive from engaging in any Protected Activity. Protected Activity includes: (i) filing and/or pursuing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by any federal, state or local government agency or commission, including the

Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”); and/or (ii) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful. Executive understands that in connection with such Protected Activity, Executive is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any Company trade secrets, proprietary information, or confidential information that does not involve unlawful acts in the workplace or the activity otherwise protected herein. Executive further understands that Protected Activity does not include the disclosure of any Company attorney-client privileged communications or attorney work product. Any language in the Employee Agreement regarding Executive’s right to engage in Protected Activity that conflicts with, or is contrary to, this Section 28 is superseded by this Agreement. In addition, pursuant to the Defend Trade Secrets Act of 2016, Executive is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

29. Voluntary Execution of Agreement. Executive understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees. Executive acknowledges that:

a. he has read this Agreement;

b. he has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel;

c. he understands the terms and consequences of this Agreement and of the releases it contains; and

d. he is fully aware of the legal and binding effect of this Agreement.

* * * *

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Ali Salehpour, an individual

Dated: September 22, 2022	/s/ Ali Salehpour
Ali Salehpour

APPLIED MATERIALS, INC.

Dated: September 23, 2022	By:	/s/ Gary E. Dickerson
Gary E. Dickerson
President and Chief Executive Officer

APPENDIX A

SUPPLEMENTAL RELEASE OF CLAIMS

YOU ARE ADVISED TO CONSULT WITH AN ATTORNEY ABOUT THIS

SUPPLEMENTAL RELEASE OF CLAIMS PRIOR TO EXECUTING IT.

This Supplemental Release Agreement (“Supplemental Release”) is made by and between Ali Salehpour (“Executive”) and Applied Materials, Inc. (“Company”) (jointly referred to as the “Parties”). Terms capitalized herein but not defined herein shall have the meanings given to them in that certain Agreement by and between the Parties to which this Appendix is attached.

1. Release of Claims. In consideration of the mutual promises, and consideration provided in the Ali Salehpour Separation Agreement and Release, effective as of ________________, 2022 (the “Agreement”), Executive hereby verifies and confirms his renewed agreement to the terms of that Agreement, including but not limited to the release and waiver of any and all claims relating to the services provided to the Company, releases any and all claims for violation of the California Fair Employment and Housing Act through the Supplemental Release Effective Date, and further extends such release and waiver to any claims that may have arisen during the Transition Period as defined in the Agreement, including but not limited to claims under any local ordinance or state or federal employment law, including laws prohibiting discrimination in employment on the basis of race, sex, age, disability, national origin, or religion, as well as any claims for misclassification, wrongful discharge, breach of contract, attorneys’ fees, costs, or any claims of amounts due for fees, commissions, expenses, salary, bonuses, profit sharing or fringe benefits. For the avoidance of doubt, this Section does not modify or waive Executive’s continuing rights pursuant to the Stock Agreements.

2. Consideration. Contingent on Executive’s execution and non-revocation of this Supplemental Release and meeting the other Release Requirements (as defined in the Agreement), the Company agrees that Executive will be provided with the severance payments as set forth in Section 2.a of the Agreement, pursuant to the terms and conditions set forth in the Agreement.

3. Incorporation of Terms of the Agreement. The Parties further acknowledge that the terms of the Agreement shall apply to this Supplemental Release and are incorporated herein to the extent that they are not inconsistent with the express terms of this Supplemental Release. Any capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

4. Return of Company Property. Executive’s signature below constitutes his certification under penalty of perjury that he has returned all documents and other items provided to Executive by the Company (with the exception of a copy of any employee handbook and personnel documents specifically relating to Executive), developed or obtained by Executive in connection with Executive’s employment with the Company or otherwise belonging to the Company.

5. Payment of Compensation and Receipt of All Benefits. Executive acknowledges and represents that, other than the consideration set forth in this Supplemental Release and other than Executive’s continuing rights pursuant to the terms of the Stock Agreements, as modified hereby (including with respect to the eligibility for the Retirement Acceleration), and the payment of wages owed through the Supplemental Release Effective Date, the Company has paid or provided all salary, wages, bonuses, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, restricted stock units, performance shares and other equity-based awards, vesting, and any and all other benefits and compensation due to Executive.

6. Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Supplemental Release Effective Date of this Supplemental Release. Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Supplemental Release; (b) he has had more than twenty-one (21) days within which to consider this Supplemental Release; (c) he has seven (7) days following his execution of this Supplemental Release to revoke this Supplemental Release; (d) this Supplemental Release shall not be effective until after the revocation period has expired; and (e) nothing in this Supplemental Release prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. Executive acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Supplemental Release on the Company’s behalf that is received prior to the Supplemental Release Effective Date. The Parties agree that changes, whether material or immaterial, do not restart the running of the twenty-one (21)-day period.

7. Protected Activity Not Prohibited: Executive understands that nothing in this Supplemental Release shall in any way limit or prohibit Executive from engaging for a lawful purpose in any Protected Activity. For purposes of this Supplemental Release, “Protected Activity” includes: (i) filing and/or pursuing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by any state, federal, or other governmental agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”); and/or (ii) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful. Executive understands that in connection with such Protected Activity, Executive is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company Confidential Information under the Employee Agreement to any parties other than the Government Agencies. Executive further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications. Any language in the Employee Agreement regarding Executive’s right to engage in Protected Activity that conflicts with, or is contrary to, this paragraph is superseded by this Supplemental Release. In addition, pursuant to the Defend Trade Secrets Act of 2016, Executive is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

8. Entire Agreement. The Agreement and this Supplemental Release represent the entire agreement and understanding between the Company and Executive concerning the subject matter of this Supplemental Release, the Agreement and Executive’s separation from the Company and the events leading thereto and associated therewith, and supersede and replace any and all prior agreements and understandings concerning the subject matter of this Supplemental Release and Executive’s separation from the Company, including but not limited to the Offer Letter, with the exception of the Agreement, the Employee Agreement, and the Stock Agreements, as otherwise modified in the Agreement or the Supplemental Release.

9. Expiration of Supplemental Release. Executive understands that this Supplemental Release shall be null and void if not executed by him within twenty-one (21) days following the Termination Date (as defined in the Agreement) but that Executive cannot execute this Supplemental Release before the Termination Date. A copy of this Supplemental Release will be re-delivered to Executive (electronically through email, DocuSign or otherwise) on or around the Termination Date. Executive has seven (7) days after he signs this Supplemental Release to revoke it. This Supplemental Release will become effective on the eighth (8th) day after Executive signed this Supplemental Release, so long as it has not been revoked by Executive before that date and Executive does not sign it before the Termination Date (the “Supplemental Release Effective Date”).

10. Voluntary Execution of Supplemental Release. Executive understands and agrees that he executed this Supplemental Release voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees. Executive acknowledges that:

(a) he has read this Supplemental Release;

(b) he has been represented in the preparation, negotiation, and execution of this Supplemental Release by legal counsel of his own choice or has elected not to retain legal counsel;

(c) he understands the terms and consequences of this Supplemental Release and of the releases it contains; and

(d) he is fully aware of the legal and binding effect of this Supplemental Release.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Supplemental Release on the respective dates set forth below.

Ali Salehpour, an individual

Dated: _________________, 202_
Ali Salehpour

APPLIED MATERIALS, INC.

Dated: ___________________, 202_	By:
Gary E. Dickerson
President and Chief Executive Officer

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